JOSHUA TREE CONSTRUCTION, INC.
                       A Nevada Corporation







                            Exhibit 23

            Consents of Independent Public Accountants





4535 W. Sahara Blvd. #111   Leland L. Williams, CPA   Phone (702) 313-2289
Las Vegas, NV 89102            Serving Clients in     Fax (702) 313-2290
                                  the Western
                           United States since 1982

                           AUDITOR'S CONSENT LETTER

May 22, 2001

To Whom It May Concern:

The firm of Leland L. Williams, CPA, consents to the inclusion of my report of May 22, 2001, on the Consolidated Financial Statements of Joshua Tree Construction, Inc. and its subsidiary for the period ended March 31, 2001, in any filings which are necessary now or in the near future to be filed with the United States Securities and Exchange Commission.

Signed,


/s/Leland L.Williams, CPA